EXECUTION COPY

EXHIBIT 10.163

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED

SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

COPROMOTION AND MARKETING SERVICES AGREEMENT

by and between

VALERA PHARMACEUTICALS, INC.

and

INDEVUS PHARMACEUTICALS, INC.

THIS COPROMOTION AND MARKETING SERVICES AGREEMENT (the “Agreement”) is made as of December 11, 2006 (“Effective Date”) by and between VALERA PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 7 Clarke Drive, Cranbury, NJ 08512 (“Valera”) and INDEVUS PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 33 Hayden Avenue, Lexington, MA 02421(“Indevus”).

W I T N E S S E T H:

WHEREAS, the Parties desire that Indevus engage in the Promotion (as hereinafter defined) of VANTAS (as hereinafter defined) in the Territory (as hereinafter defined) for a certain period of time and to coordinate Indevus’ activities with those of Valera, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing statements and the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below:

1.1 “Act” means the United States Food, Drug, and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

1.2 “Adverse Experience” or “AE(s)” means adverse drug experiences, as defined by 21 CFR Section 314.80, relating to a Product.

1.3 “Affiliate” means (i) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of a Party.

1.4 “Business Day” means any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed.

1.5 “Calendar Quarter” means each of the three month periods ending March 31, June 30, September 30 and December 31, provided that the first Calendar Quarter shall commence as of the Detail Commencement Date and end on March 31, 2007.

1.6 “Call” means a contact between a sales representative of a Party and a Detail Target during which a Detail is made to the Detail Target.

1.7 “CFR” means the United States Code of Federal Regulations.

1.8 “Claims” means any suits, claims, actions, demands, complaints, lawsuits or other proceedings that are brought by any Third Party, including without limitation product liability claims and claims seeking to recover for personal injury or death that is alleged to have been caused, in whole or in part, by a Product regardless of legal theory.

1.9 “Co-promotion Option” shall have the meaning set forth in Section 2.2(a).

1.10 “Current Good Manufacturing Practices” or “GMP” or “cGMP” means the current good manufacturing practice and standards as provided for (and as amended or updated from time to time) in applicable ICH Harmonised Tripartite Guidelines and as defined in Parts 210 and 211 of Title 21 of the CFR, as may be amended from time to time, or any successors thereto.

1.11 “Committee” means the committee described in Section 3.1.

1.12 “Deficient Half Year” means any Half Year during the Term in which the total number of Units sold in such Half Year is greater than the sum of the Quarterly Baseline Units applicable to the two Calendar Quarters comprising such Half Year but less than the Minimum Incremental Units applicable to such Half Year; provided, however, that in no event shall any Half Year be deemed a Deficient Half Year if during any Calendar Quarter included in such Half Year either (a) Valera did not satisfy its obligation to provide the average number of representatives Detailing VANTAS specified in Section 4.2(b)(i), or (b) there were any shortages of Finished Product.

1.13 “Detail” means a Call during which relevant characteristics of VANTAS are described by the sales representative using, if necessary or desirable, the Promotional Materials. When used as a verb, “Detail” shall mean to engage in a Detail.

1.14 “Detail Commencement Date” means the date that Valera receives written notice from Indevus indicating that the first Call has been made by Indevus’ sales representatives under the terms of this Agreement.

1.15 “Detail Targets” means all office-based physicians and other health care professionals in the Territory that influence the use of LHRH agonists within a urologist office.

1.16 “FDA” means the United States Food and Drug Administration and any successor agency having substantially the same functions.

1.17 “Finished Product” means the formulation of VANTAS described in the specifications included in the NDA for VANTAS (the “VANTAS Specifications”) and packaged and labeled and in a form ready for distribution in the Territory.

1.18 “Forecast(s)” has the meaning set forth in Section 3.1(b)(viii).

1.19 “Half Year” means each of the six-month periods during the Term ending on June 30 and December 31, provided that the first Half Year shall commence as of the Detail Commencement Date and end on June 30, 2007.

1.20 “IND” means an Investigational New Drug application, as described in 21 C.F.R. Section 312.23, including all supplements and amendments thereto.

1.21 “Indevus Trademark” means the Indevus® trademark and logo, which Indevus has registered in the Patent Office, together with all related domain names and other common law trademark rights related thereto.

1.22 “Losses” means any and all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties (including penalties imposed by any governmental authority), costs, fees, liabilities, obligations, taxes, liens, losses, and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts) awarded or otherwise paid or payable to Third Parties.

1.23 “Minimum Incremental Units” means, (a) for each Half Year during the Term other than the first Half Year, the applicable number of Units in excess of [*] Units, and (b) for the first Half Year of the Term, the applicable number of Units in excess of [*] Units, in each case as set forth on Schedule 1.23.

1.24 “NDA” means a new drug application as defined in the Act and applicable regulations promulgated thereunder, as amended from time to time.

1.25 “Net Sales” means the aggregate gross amount invoiced for all sales of VANTAS to Third Parties in the Territory during the Term by Valera, its Affiliates, and sublicensees commencing on the Detail Commencement Date, less the following deductions actually allowed or taken and not in excess of industry standard amounts and determined in accordance with GAAP:

(a) credits or allowances actually granted for damaged or spoiled Product, returns, recalls or rejections of Product, and retroactive price reductions;

(b) normal and customary trade, cash and quantity discounts, allowances and credits actually allowed;

(c) sales, value added, excise or similar taxes paid or allowed, or other governmental charges imposed upon the importation, use or sale of Product in the Territory;

(d) legally allowed chargebacks, rebates or similar payments actually granted to customers, including, but not limited to, managed health care organizations, wholesalers, distributors, buying groups, retailers, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, Specialty Pharmacy Accounts or other institutions or health care organizations or to federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers; and

(e) credit card processing charges and fees, freight, postage, shipping and insurance charges relating to delivery of VANTAS.

[*]	CONFIDENTIAL TREATMENT REQUESTED

Sales or other transfers between Valera and its Affiliates and/or sublicensees shall be excluded from the computation of Net Sales and no payments will be payable on such sales or transfers except where such Affiliates or sublicensees are end users, but Net Sales shall include the subsequent sales to Third Parties by such Affiliates or sublicensees.

1.26 “Option Period” shall have the meaning set forth in Section 2.2(a).

1.27 “Party” means Indevus or Valera.

1.28 “Patent Office” means the United States Patent and Trademark Office.

1.29 “PDMA” means the United States Prescription Drug Marketing Act of 1987, as amended, or any successor act thereto, and the regulations promulgated thereunder from time to time.

1.30 “Product” means VANTAS.

1.31 “Product Label(ing)” shall have the same meaning as defined in the Act and as interpreted by the FDA.

1.32 “Projected Detail Commencement Date” means [*].

1.33 “Promotion” means those activities normally undertaken by a pharmaceutical company to implement promotion plans and strategies aimed at encouraging the appropriate use of a particular prescription pharmaceutical product under a common trademark, up to the point of offering Product for sale. When used as a verb, “Promote” shall mean to engage in such activities.

1.34 “Promotional Materials” means all written, printed or graphic material provided by Valera, intended for use by sales representatives during a Call, including visual aids, file cards, premium items, clinical studies, reprints, drug information updates and any other promotional support items that Valera, following consultation with the Committee, deems necessary or appropriate in connection with the Promotion of Product. Promotional Materials shall include materials describing FDA-approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of a Product. Promotional Materials shall not include any Product packaging or Product Labeling.

1.35 “Promotion Budget” means the budgets setting forth Promotion Expenses relating to the Promotion of products, as described in Section 3.1(b).

1.36 “Promotion Expenses” means all actual out-of-pocket expenses incurred (i.e., paid or accrued) to a Third Party by or on behalf of Valera in connection with selling, marketing and Promotion of a product in the Territory, including the following:

[*]	CONFIDENTIAL TREATMENT REQUESTED

(a) marketing, advertising, Promoting, and educational expenses, including speakers’ programs, medical education programs and symposia, relationships with opinion leaders and professional societies, public relations and market research;

(b) training and communications materials and detail and visual aids;

(c) implementing marketing programs; and

(d) preparation, storage and distribution of Promotional Materials;

provided, however, that Promotion Expenses shall specifically exclude salaries and other internal overhead and/or compensation paid to either Party’s employees, including their respective sales forces.

1.37 “Promotion Plan” means a plan established by Valera, with consultation of the Committee, relating to the Promotion of a Product, as contemplated by Section 3.1(b).

1.38 “Proprietary Information” means any and all scientific, clinical, regulatory, sales, marketing, financial and commercial information or data, customer-related materials, know-how, concepts, ideas, trade secrets, expertise, and all of the foregoing regardless of whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is provided by that Party to the other Party in connection with this Agreement.

1.39 “Quarterly Payment” means the payment made by Valera to Indevus of its co-promotion fees owed at the end of each Calendar Quarter, in accordance with the terms of Section 5.2(a).

1.40 “Quarterly Baseline Units” means, (a) for each Calendar Quarter of the Term other than the first Calendar Quarter of the Term, [*]; and (b) for the first Calendar Quarter of the Term, [*].

1.41 “SEC” means the Securities and Exchange Commission and any successor agency having substantially the same functions.

1.42 “Specialty Pharmacy Accounts” means those customers of Valera that, as a pharmacy class, operate at any time during the Term according to payer-specific contracts or product-specific distribution and pharmacy programs. “Specialty Pharmacy” refers to one of a specific group of pharmacies that either distribute specialty medications, based upon a patient-specific prescription, directly to patients, or to physicians for administration. Valera’s Specialty Pharmacy Accounts as of the Effective Date are listed on Schedule 1.42.

1.43 “Supprelin-LA” means Valera’s hydrogel implant product designed to deliver histrelin continuously for 12 months to treat central precocious puberty, for which an NDA has been filed with the FDA.

1.44“Term” shall have the meaning set forth in Section 12.1.

[*]	CONFIDENTIAL TREATMENT REQUESTED

1.45 “Territory” means the United States of America, including the District of Columbia, and its territories and possessions.

1.46 “Third Party(ies)” means a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.47 “Unit” means one 12-month VANTAS implant.

1.48 “Valera Patents” means all patents and patent applications in the Territory that are or become during the Term owned or controlled by Valera, to the extent necessary or useful for the manufacture, Promotion, use, sale and/or offer for sale of any Product, including any patents, patent applications, certificates of invention, or applications for certificates of invention and any supplemental protection certificates, together with any extensions, registrations, confirmations, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations or renewals thereof.

1.49 “VALSTAR” means the VALSTAR brand of Valrubicin, intended for the treatment of certain bladder cancer.

1.50 “VANTAS” means Valera’s hydrogel implant product, marketed under the brand name “VANTAS®”, designed to deliver histrelin continuously for 12 months and indicated for the palliative treatment of advanced prostate cancer. VANTAS is also concurrently referred to herein as the “Product.”

1.51 “VANTAS Trademark” means the VANTAS® trademark, which Valera has registered in the Patent Office, together with all related domain names and other common law trademark rights related thereto.

1.52 “Year” means each consecutive twelve-month period starting January 1 and ending December 31, provided that the first Year of the Term shall start on the Detail Commencement Date and end on December 31, 2007.

Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words “including”, “includes” and “such as” are used in their non-limiting sense and have the same meaning as “including without limitation” and “including but not limited to”. References to Articles, Sections, subsections, and clauses are to the same with all their subparts as they appear in this Agreement. “Herein” means anywhere in this Agreement. “Hereunder” and “hereto” means under or pursuant to any provision of this Agreement.

ARTICLE 2

GRANT OF RIGHTS

2.1 Grant of Co-Promotion Right. Subject to the terms and conditions of this Agreement, Valera hereby grants to Indevus the co-exclusive right with Valera during the Term to Promote VANTAS under the VANTAS Trademark in the Territory, subject to the terms and conditions of this Agreement. During the Term, neither Valera nor any Affiliate of Valera shall sublicense or otherwise grant any Third Party any rights to Promote, market, sell, or offer for sale VANTAS in the Territory without Indevus’ prior written consent.

2.2 Grant of Option to Negotiate Co-Promotion Right.

(a) Subject to the terms and conditions of this Agreement, Indevus hereby grants Valera an option (the “Co-promotion Option”), exercisable at any time up to and through [*], or such other date as may be agreed to in writing by the Parties (the “Option Period”), to elect to enter into negotiations with Indevus to grant Indevus a co-exclusive right with Valera to Promote VALSTAR and/or Supprelin-LA during the Term. The Copromotion Option shall constitute a right but not an obligation of Valera. In the event Valera elects to exercise the Co-promotion Option, it shall send a written notice of such election and of Valera’s proposed terms of such co-promotion arrangement to Indevus, and the Parties shall enter into good faith negotiations to enter into an additional co-promotion agreement, containing such further commercially reasonable and customary representations, warranties, covenants and agreements, satisfactory in form and substance to the Parties and their legal advisors, as are necessary or appropriate for transactions of this type and for similar types of products.

(b) If as of the expiration of the Option Period: (i) Indevus has not received the notice and proposed terms from Valera, or (ii) the Parties have not entered into any additional co-promotion agreement, each as contemplated by paragraph (a) above, the Co-promotion Option shall expire and terminate and neither Party shall have any further rights or obligations with respect thereto.

2.3 Access to Information. Subject to the terms and conditions of this Agreement, Valera shall cooperate in good faith to provide Indevus access to and reasonable assistance with all Valera Proprietary Information as may be required for Indevus to exercise the rights granted and to perform its obligations hereunder.

ARTICLE 3

GOVERNANCE

3.1 Committee.

(a) Members. The Parties shall establish a committee comprised of four (4) individuals, two (2) of which shall be appointed by Indevus and two (2) of which shall be appointed by Valera (the “Committee”). The initial members of the Committee are set forth on Schedule 3.1. Either Party may replace any or all of its representatives on the Committee at any time upon written notice to the other. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designated representative at any meeting of the Committee. The Chairman of the Committee shall be a representative of and appointed by [*] and the secretary of the Committee shall be a representative of and appointed by [*].

(b) Role and Responsibilities. The Committee will be used as the forum during the Term for the Parties to discuss Promotion strategy, including pre-launch, launch, post-launch and ongoing Promotional activities. The Committee shall address these activities (i) during the Option Period, with respect VANTAS, Valstar and Supprelin-LA, and (ii) after expiration of the Option Period, solely with respect to VANTAS. Accordingly, references in this

[*]	CONFIDENTIAL TREATMENT REQUESTED

Section 3.1(b) to ‘products’ shall mean the applicable product(s) as set forth in the preceding sentence. In particular, subject to the foregoing and the other terms and conditions of this Agreement, the Committee shall perform the following functions:

(i) Discuss and advise Valera in connection with the development of Promotion Plans and Promotion Budgets (including allocation of Promotion Expenses within the Promotion Budget on a quarterly basis for training, Promotional Materials, visual aids and other Promotional activities intended to support the Promotion and Detailing of such Product) for VANTAS, and any material amendments or modifications to any Promotion Plan or Promotion Budget, provided, however, that the Promotion Budget for VANTAS shall be not less than (a) [*] for the first Half Year, as allocated to the categories set forth on the initial Promotion Budget for VANTAS; and (b) [*] for each Year thereafter.

(ii) Discuss the development of Promotion Plans and Promotion Budgets for each of VALSTAR and Supprelin-LA, provided, however, that such Promotion Budgets for the Option Period shall be consistent with the levels of promotion reasonably expected to be incurred by a company comparable in size to Valera and in connection with the launch of products with similar market potentials.

(iii) Discuss the actual results of the Promotion of products in the Territory as compared to the Promotion Plan;

(iv) Discuss the state of the markets for products in the Territory and opportunities and issues concerning the Promotion of products in the Territory, including consideration of marketing, promotional and managed care strategy, marketing research plans, labeling, product positioning and product profile issues, to determine the kind of marketing and selling efforts that are appropriate;

(v) Discuss the commercial terms and conditions with respect to the sale and distribution of the products;

(vi) Review data and reports assembled by Valera from time to time with respect to the Promotion of VANTAS in the Territory;

(vii) Review Promotional Materials and promotional activities to be used by the Parties in the Promotion of products, including the quantity, method of distribution of, and guidelines for the use of Promotional Materials or educational materials and literature related to products;

(viii) Collaborate to develop annual and quarterly forecasts (each, a “Forecast”) for sales of the products; and

(ix) Have such other responsibilities and address any other matters delegated to the Committee under this Agreement or as may be mutually agreed upon in writing by the Parties from time to time.

(c) Primary Contact. Indevus and Valera each shall appoint a person (a “Primary Contact”) to be the primary contact between the Parties with respect to the Promotion

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Plan and to coordinate related correspondence between the Parties. The initial Primary Contact is set forth on Schedule 3.1. Each Party shall notify the other in writing as soon as practicable upon changing its initial Primary Contact appointment. The Primary Contact of each Party will be one of its two representatives on the Committee.

3.2 Meetings. The chairman of the Committee shall call meetings as reasonably requested during the Term by one of the Parties upon not less than twenty-four hours notice to each member of the Committee; provided, however, that (a) the agenda may be submitted by either Party, and (b) the Committee shall meet on at least a monthly basis during the period commencing on the Effective Date and expiring at the end of the first Year of the Term (with the first meeting to be held not later than five (5) Business Days after the Effective Date) and thereafter on at least a quarterly basis through the end of the Term, unless the Parties agree otherwise. Meetings may be held in person, by telephone, or by video conference call and, except as set forth herein, the location of each meeting shall alternate between the Parties’ selected locations in New Jersey or Massachusetts or such other location as may be mutually agreed upon by the Parties. On advance written notice to the other Party, additional participants may be invited by any representative to attend meetings where appropriate and to address any matters that are within the responsibilities and functions of the Committee. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to participate or attend committee meetings. Any Proprietary Information disclosed in any meeting of the Committee by a Party shall remain Proprietary Information of such Party.

3.3 Minutes of Committee Meetings. Minutes of the each committee meeting shall be transcribed and issued by the secretary at least ten (10) Business Days prior to the date of the next scheduled meeting of such committee and shall be approved as the first order of business at the immediately succeeding meeting of such committee. Such minutes shall include only key discussion points and decisions made and provide a list of any identified issues yet to be resolved.

ARTICLE 4

PROMOTION AND MARKETING SERVICES ACTIVITIES

4.1 General. Each Party will diligently Promote VANTAS in the Territory during the Term, subject to the terms and conditions of this Agreement and in accordance with its business, legal, medical and scientific judgment.

4.2 The following shall apply to the Promotion of VANTAS under this Agreement:

(a) Indevus Obligations.

(i) During the Term, Indevus will provide a professional fully-trained sales force to support Indevus’ obligations under this Agreement. During each Calendar Quarter during the Term (commencing as of the Detail Commencement Date), The Indevus Sales Force shall [*] representatives Detailing VANTAS to Detail Targets. The Indevus sales force shall remain under the direct and exclusive authority, supervision and control of Indevus at all times during the Term.

(ii) During the Term, the following percentages of the annual bonus

[*]	CONFIDENTIAL TREATMENT REQUESTED

target (the payment of which shall be the sole responsibility of Indevus) for the Indevus sales force Detailing VANTAS will be directly related to VANTAS: (i) for the first Year, at least [*] and (ii) for each subsequent Year, at least [*]

(iii) During the Term, Indevus shall fund “lunch and learn” programs for the representatives Detailing VANTAS, to be held at the offices of Detail Targets, up to a maximum of [*] (assuming a two Year Term, and subject to pro-rata adjustment for any portion of the Term that is less than two Years), which programs shall be excluded from the Promotion Budget and shall be paid for by Indevus.

(b) Valera Obligations. In addition to the services and other obligations of VALERA set forth herein, Valera shall have the following obligations:

(i) During the Term, Valera will provide a professional fully-trained sales force to support Valera’s obligations under this Agreement. During each Calendar Quarter of the Term (commencing as of the Detail Commencement Date), The Valera Sales Force shall [*] representatives Detailing VANTAS to Detail Targets. The Valera sales force shall remain under the direct and exclusive authority, supervision and control of Valera at all times during the Term.

(ii) During the first Half Year of the Term, at least [*] of the annual bonus target (the payment of which shall be the sole responsibility of Valera) for the Valera sales force Detailing VANTAS will be directly related to VANTAS.

(iii) Valera shall be responsible for payment of and shall pay all Promotion Expenses in accordance with the then applicable Promotion Budget. Notwithstanding the foregoing, in the event Valera does not incur Promotion Expenses at least equal to the amount set forth in such Promotion Budget, following written notice thereof and Valera’s failure to incur the appropriate additional expenses to meet the applicable Promotion Budget within ten (10) Business Days thereafter, Indevus shall have the right, but not the obligation, to incur any or all such Promotion Expenses (up to the budgeted amount) on behalf of Valera and, in such event, Valera shall reimburse Indevus for all such Promotion Expenses (up to the budgeted amount) incurred by Indevus on behalf of Valera within thirty (30) days of receiving an invoice therefor.

4.3 Failure to Meet Minimum Incremental Units. In the event of a Deficient Half Year, the Quarterly Payment for the Calendar Quarter ending concurrently with such Deficient Half Year shall be reduced by an amount equal to the product of (x), (y) and (z), where,

(x) =the difference between (i) the applicable Minimum Incremental Units for such Half Year, and (ii) the actual number of Units in excess of [*] Units ([*] Units for the first Half Year) that are sold during such Half Year;

(y) =average net selling price per Unit during such Half Year; and

(z) =[*]

If this calculation results in a negative amount, such amount shall be carried forward to reduce subsequent Quarterly Payments until such amount is depleted in its entirety; provided, however, in the event a negative carry forward remains upon the expiration or termination of this Agreement, Indevus will not owe any amount to Valera.

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4.4 Promotional Materials.

(a) Valera shall provide Indevus with Promotional Materials updated in accordance with Section 4.4(c) and training materials for the performance and supervision of Calls, by not later January 8, 2007, which the Parties agree is necessary in order for Indevus to meet the Projected Detail Commencement Date. Such Promotional Materials shall be provided without cost to Indevus, and the cost shall be part of the Annual Promotion Budget. Valera shall be solely responsible for the preparation, content and method of distribution of the Promotional Materials. Indevus’ representatives shall use only the Promotional Materials provided by Valera in conducting Calls hereunder and shall not develop, create, or use any other promotional material or literature, or materials or other promotional materials of any kind, for the Detailing of VANTAS. Valera will coordinate with Indevus to replenish supplies of Promotional Material when depleted on a timely basis. Valera shall advise Indevus promptly of any inaccuracy or incompleteness of the Promotional Materials, and upon such notice Indevus will advise its representatives to cease the use of any portion or all of the Promotional Materials so identified by Valera, and either destroy or return such Promotional Materials to Valera, at Valera’s instruction and expense and Valera shall furnish Indevus with corrected or complete Promotional Materials as soon as practicable thereafter. Valera shall be responsible for all submissions and interactions with the FDA regarding approval of all Promotional Materials that require FDA approval.

(b) Each of Valera and Indevus shall retain all intellectual property rights, including without limitation, all patents, copyrights and trademarks, to such Party’s respective existing programs and materials in all formats (print, video, audio, digital, computer, etc.) regarding sales training, patient education and disease management programs owned or controlled by such Party at the time such materials are shared with the other Party, as well as any modifications of such programs each may develop in the future which are not specific to VANTAS.

(c) Except as otherwise prohibited by applicable law and as otherwise set forth herein, all Promotional Materials used during the Term, including journal advertising and sales aids (excluding packaging and FDA approved Product Labeling) shall display the names and logos of Valera and Indevus. Except as otherwise prohibited by applicable law, and further to the extent reasonably practicable, all Promotional Materials will indicate that VANTAS is manufactured and sold by Valera, and promoted by Indevus and Valera, and that the VANTAS Trademark is owned by Valera, as directed by Valera. Notwithstanding the foregoing, the Parties acknowledge and agree that, to the extent Valera has backstock of existing Promotional Materials, Valera shall be permitted to utilize such backstock, and to provide such backstock to Indevus for use in connection with its promotional efforts, prior to the development and distribution of new Promotional Materials displaying the names and logos of both Valera and Indevus. All applicable logos shall, subject to compliance with applicable law, during the Term, be prominently displayed in accordance with each Party’s specifications and be of similar size to each other on all such materials. Each Party hereby consents to such use of its name and logo, provided that the other Party adheres to the agreed-on format and language, and provided further that neither Party will acquire any rights in the other Party’s name or logo. After expiration of the Term or termination of this Agreement, neither Party will include the other’s name or logo on any Promotional Materials, except as required by law.

4.5 Training.

(a) Each Party shall have the responsibility for training such Party’s sales force with respect to Promotion of VANTAS in the Territory, and each Party will be solely responsible for all costs associated with training its respective sales force. During the Term, Valera shall provide Indevus with such assistance as is reasonably requested by Indevus and as mutually agreed to in connection with the training programs to help ensure that the training of Indevus’ sales force will be consistent with the training provided to Valera’s sales force who Detail VANTAS in the Territory.

(b) During the Term, Valera shall provide Indevus with sufficient quantities of training materials relating to VANTAS in order to meet the Projected Detail Commencement Date, including an up-to-date programmed learning unit for VANTAS for “at home” study. Such materials shall be provided to Indevus free of charge for distribution to the Indevus sales force, and all costs associated with the preparation and distribution of training materials shall be deemed Promotion Expense and the cost counted toward the Annual Promotion Budget.

(c) All expenses incurred by either Party associated with any launch meeting or any training meetings for VANTAS for such Party’s sales force during the Term shall be the responsibility of the Party incurring such cost. Promptly after the Effective Date, Valera and Indevus shall agree on a mutually convenient schedule which will enable the training of the Indevus sales force in sufficient time to meet the Projected Detail Commencement Date.

(d) In addition to the training referred to above, during the Term, each Party shall conduct separate training programs for their respective sales force with respect to the “Medicare and Medicaid Anti-Kickback Statute”, set forth at 42 U.S.C. §1320(a)-7b(b) and the prohibited acts set forth thereunder, PDMA regulations, and other applicable guidances relating to promotion of Product. Upon completion of said additional training, each sales force member shall be required to sign a certificate acknowledging their receipt of such training and certifying and acknowledging their understanding of said statutes and the specified acts prohibited thereunder.

4.6 Other Marketing and Promotion Services.

(a) Valera shall provide such other Promotional activities, as applicable, which are an integral part of the implementation of Promotion plans to support the activities normally undertaken by a professional sales representative of a pharmaceutical company comparable in size to Indevus and Valera to Promote a particular prescription pharmaceutical product aimed at encouraging the appropriate use of such product by a health care professional with actual prescribing authority or influence or, in the case of VALSTAR and Supprelin-LA, to prepare for such activities. Valera shall incur Promotional Expenses up to the amount set forth in the applicable Promotion Budgets. Valera shall be responsible for payment on a timely basis of all Promotion Expenses set forth in the Promotion Budgets in accordance with such budgets.

(b) Valera or its Third Party contractor shall provide reasonable order entry, customer service, reimbursement management, medical affairs (including reports for all Adverse Experiences as set forth in Article 6), medical information, warehousing, physical distribution, invoicing, credit and collections (including maintaining and enforcing the credit policy applicable to VANTAS), production forecasting and other related facilities and services necessary or desirable for the manufacturing and supply, distribution, marketing, Promotion and sales of VANTAS under this Agreement. Such services shall include contract administration, including handling wholesaler chargebacks, managed care contracts, federal and state government contracts, rebate contracts, long-term care contracts, performance-based contracts, Specialty Pharmacy contracts and hospital purchasing contracts. Valera shall book all sales and be exclusively responsible for accepting and filling purchase orders for Product and for processing billing and returns with respect to the Products.

(c) Valera will use reasonable efforts to (i) provide Indevus with reasonable access to all medical advisors and consultants and with medical education and public relations agencies engaged by Valera with respect to the Promotion of VANTAS (collectively, “Product Advisors”); and (ii) allow Indevus to participate in meetings or discussions relating to marketing, medical education programs, or any other promotional activities relating principally to VANTAS between Valera and any Product Advisor.

(d) In addition to the reports required by Section 5.2(a), Valera shall provide Indevus (i) on a monthly basis, not less than ten (10) days after the end of each month beginning or ending during the Term, (A) a reconciliation of actual Promotion Expenses incurred to the Promotion Budget; (B) reports of Net Sales, including any deductions from the gross amount invoiced, including Net Sales to Specialty Pharmacy Accounts, for the immediately preceding month; and (ii) on a weekly basis, the number of Units sold in the Territory, including number of Units sold to Specialty Pharmacy Accounts, for the immediately preceding week, as well as such other reports as may be reasonably requested by Indevus in connection with the performance of the Parties’ obligations hereunder.

4.7 Covenants of the Parties.

(a) Valera covenants that during the Term, the Valera sales force shall (i) limit its claims of efficacy and safety for VANTAS to those that are consistent with approved promotional claims and FDA-approved prescribing information for VANTAS in the Territory; (ii) not add, delete or modify claims of efficacy and safety in the Promotion of VANTAS from those claims of efficacy and safety that are consistent with the FDA-approved prescribing information; (iii) use the Promotional Materials in accordance with Section 4.4; (iv) Promote VANTAS under this Agreement in accordance with applicable laws; and (v) comply with the Valera Code of Conduct.

(b) Indevus covenants that during the Term, the Indevus sales force shall (i) limit its claims of efficacy and safety for VANTAS in the Territory to those that are consistent with approved promotional claims and FDA-approved prescribing information for Product in the Territory; (ii) not add, delete or modify claims of efficacy and safety in the Promotion of VANTAS under this Agreement from those claims of efficacy and safety that are consistent with the FDA-approved prescribing information; (iii) use the Promotional Materials in accordance with Section 4.4; and (iv) Promote VANTAS under this Agreement in accordance with applicable laws; and (v) comply with the Indevus Code of Conduct.

ARTICLE 5

PAYMENTS AND STATEMENTS

5.1 Co-Promotion Fees. In consideration for Indevus’ performance of its obligations under this Agreement, Valera shall pay Indevus the following co-promotion fees: (a) 13.5% of Net Sales with respect to all Units sold in a Calendar Quarter up to the number of Units constituting the Quarterly Baseline Units, (b) 30% of Net Sales with respect to any Units sold in such Calendar Quarter equal to or in excess of the Quarterly Baseline Units, and (c) 35% of Net Sales to Specialty Pharmacy Accounts. The foregoing co-promotion fees shall be payable quarterly in accordance with Section 5.2.

5.2 Reports and Payments.

(a) Within thirty (30) days after the end of each Calendar Quarter that begins or ends during the Term, Valera shall furnish to Indevus a written report showing: (i) total Net Sales and Net Sales to Specialty Pharmacy Accounts for such Calendar Quarter and for the Year to date (including a reconciliation to such Net Sales, including a breakdown of all deductions from the gross amount invoiced to arrive at such Net Sales); (ii) the number of Units sold (including the number of Units sold to Specialty Pharmacy Accounts) during such Calendar Quarter, for the Year to date and, if such Calendar Quarter ends concurrently with the end of a Half Year, for such Half Year, in each case broken down by zip code of the customer; and (iii) for any Half Year ending concurrently with the end of such Calendar Quarter, whether or not the applicable Minimum Incremental Units have been achieved for such Half Year and, if such Half Year is a Deficient Half Year, the amount of any shortfall and the calculation of any adjustment to the Quarterly Payment for the second Calendar Quarter of such Half Year, as required by Section 4.3. No later than fifteen (15) days following delivery of such report to Indevus, Valera shall submit to Indevus payment of the amount payable for the Calendar Quarter covered by such report (the “Quarterly Payment”).

(b) Any change in the amount that would have been payable from Valera to Indevus under this Agreement which results from any restatements to a prior period’s financial results due to errors, omissions, or any other misstatements, shall be added to or deducted from, as applicable, the amount of the next Quarterly Payment due under this Agreement.

(c) Valera shall keep and shall require its Affiliates to keep complete and accurate records in sufficient detail to permit accurate determination of all amounts necessary for calculation and verification of all payment obligations set forth in this Article 5. In the event payments required to be made under this Section 5.2 are not made on or prior to the required payment date, the amount of the late payment shall bear interest at the Prime Rate plus 2% commencing on the date such payment is due until such date as the payment is made. “Prime Rate” for purposes of Section 5.2 and 5.3 shall mean the prime rate of Citibank, N.A. in New York, New York as published in the Wall Street Journal computed on a daily basis and shall change when and as the Prime Rate changes.

5.3 Audits. Upon no less than five (5) Business Days prior written notice of Indevus, Valera shall permit an independent certified public accounting firm of recognized standing, selected by Indevus and reasonably acceptable to Valera, to have access during normal business hours to such of the records of Valera to the extent necessary to verify the accuracy of the reports under Section 5.2 for any Year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Indevus whether the reports are correct or incorrect, the specific details concerning any discrepancies and such other information that should properly be contained in a report required under this Agreement. The number of audits conducted of the records of Valera pursuant to this Section 5.3 shall not exceed one (1) with respect to each Year of the Term or, assuming the Term expires not later than December 31, 2008, two (2) with respect to the entire Term.

(a) If such accounting firm concludes that additional amounts were owed by Valera for such Year, Valera shall pay the additional payments, together with interest at the Prime Rate on the amount of such additional payments, within ten (10) days of the date Indevus delivers to Valera such accounting firm’s written report so concluding. In the event such accounting firm concludes that amounts were overpaid by Valera during such period, Indevus shall repay Valera the amount of such overpayment, together with interest at the Prime Rate on the amount of such overpayment, within ten (10) days of the date Indevus delivers to Valera such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Indevus; provided, however, that if an error in favor of Indevus of more than [*] of the payments due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by Valera.

(b) Upon the expiration of [*] months following the end of any year for which Valera has made payment in full of amounts payable with respect to such year, and in the absence of negligence or willful misconduct of Valera or a contrary finding by an accounting firm pursuant to Section 5.3(a), such calculation shall be binding and conclusive upon Valera, and Valera shall be released from any liability or accountability with respect to payments for such year.

(c) Each Party shall treat all financial information subject to review under this Section 5.3 in accordance with the confidentiality provisions of this Agreement.

5.4 All calculations herein shall give pro-rata effect to and shall proportionally adjust (by giving effect to the actual number of days in the applicable Calendar Quarter, Half Year or Year, respectively) (i) for any Calendar Quarter that is shorter than a standard Calendar Quarter, any Half Year that is shorter than a standard Half Year, or any Year that is shorter than twelve consecutive calendar months, or (ii) as a result of a determination, in accordance with the terms of this Agreement, that the first day of such Calendar Quarter, Half Year, or Year shall be deemed other than the actual first day of such Calendar Quarter, Half Year or Year, respectively. All payments due under this Agreement shall be payable in United States dollars.

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ARTICLE 6

REGULATORY MATTERS

6.1 Valera Obligations.

(a) Valera shall fulfill and discharge on a timely basis all obligations under applicable laws, rules and regulations as are necessary or customary in accordance with accepted business practices and legal requirements to maintain the authorization and/or ability to manufacture, finish, package, store and label the Products in each country where they are so manufactured, finished, packaged, stored, and labeled, and to import, sell, or market Products in the Territory, including, without limitation, the obligations set forth in this Article 6.

(b) Valera’s obligations hereunder shall include as reasonably necessary and applicable the maintenance of all regulatory approvals necessary (i) for the manufacture, finishing and labeling of Products in accordance with cGMPs, (ii) for the importation of Product into the U.S., if applicable, and (iii) for the use and marketing of Products for all approved indications in the U.S., including, without limitation, maintaining such records and filing such reports as may be required under the provisions of the Act, as well as applicable state and federal law including, without limitation, all Promotional Materials and labeling relating to Products. Valera shall notify Indevus of any filings, notices, and correspondence received from or made by it with the FDA relating to any Product or that relate to manufacturing issues that may affect any Product and Valera shall promptly provide Indevus with copies of all such filings, notices, and submissions and of any minutes of any such meetings or telephone conferences and/or discussions between Valera and the FDA. All communications with government agencies concerning any Product shall be the sole responsibility of Valera, provided that during the Term, Indevus shall (i) provide reasonable cooperation with Valera to the extent deemed reasonably necessary by the Parties to respond to such communications; and (ii) have the right to communicate with the FDA or any other governmental agency regarding VANTAS if such communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation or if Indevus made a request of such agency to communicate with Valera instead, and such agency refused such request; provided, however, that Indevus shall not be permitted to communicate with the FDA regarding VANTAS without (i) obtaining the prior written consent of Valera; and (ii) allowing Valera to accompany Indevus, take part in any such communications and receive copies of all such communications.

(c) Valera’s obligations hereunder shall include obtaining any necessary FDA approvals of any Product Label, FDA-Approved Prescribing Information, package inserts, monographs and packaging, and Promotional Materials used in connection with the Products. No less than ten (10) days prior to planned submission to the FDA, Valera shall provide Indevus with drafts of submissions that are intended to change or modify the Product Label, FDA-Approved Prescribing Information for, or the indications of, any Product, or any Promotional Materials. Valera shall also provide Indevus with final copies of such submissions as soon as practicable after filing with the FDA.

6.2 Recalls and Other Corrective Action. Valera shall have the right and responsibility to conduct, at its own expense, any recall, market withdrawals, or other corrective action related to Product in the Territory. At the reasonable request of Valera, Indevus will assist

Valera in conducting such recall, provided that any and all fully-burdened costs incurred by Indevus shall be reimbursed by Valera. This Section applies only to the extent that such recalls, withdrawals or corrective actions were caused by some action or omission of Valera.

6.3 Adverse Experiences.

(a) The Parties shall use their established operating procedures to report Adverse Experiences to the FDA in accordance with applicable laws. Such operating procedures shall include any measures necessary for each Party to fully comply with such laws as apply to such Party. In any event, each Party shall notify the other Party within [*] of any Serious Adverse Experience (as set forth in 21 CFR 314.80). The agreed procedures will be reviewed jointly on a regular basis or when there is a change in regulations governing Adverse Experience reporting. Valera shall be responsible for the timely filing with the FDA of all Adverse Experience reports, provided, that nothing herein shall be construed as restricting Indevus’ ability to take action that it deems, based upon the advice of counsel, to be required by applicable law. Valera shall promptly provide to Indevus copies of all such reports, analyses, summaries and all submissions to the FDA or other governmental agency.

(b) Valera’s central safety department will use its existing toll-free phone number for patients, physicians and others to report Adverse Experiences. The costs of such reporting and of all services provided in connection with Adverse Experiences hereunder shall be borne by Valera. Valera will timely collect information about the Adverse Experiences, initiate and conduct reasonably required investigations, determine if physical or other testing of Product appears to be reasonably required, determine the nature of the Adverse Experience based on data and reports it has obtained, and issue any reports, analyses, or summaries of its activities as may be required by applicable laws, including, without limitation, preparing and filing with the FDA on a timely basis such reports as are necessary and appropriate. Copies of all such reports, including reports filed by Valera with the FDA, will be promptly provided to Indevus.

6.4 Regulatory Cooperation. During the Term, each Party shall inform the other Party within [*], of its receipt of any information that: (i) raises any concern regarding the safety or efficacy of Product; (ii) concerns suspected or actual Product tampering or contamination or other similar problems with respect to Product; (iii) is reasonably likely to lead to a recall or market withdrawal of Product; (iv) concerns any ongoing or potential FDA investigation, inspection, detention, seizure or injunction or other action involving Product; or (v) any circumstance that is reasonably likely to adversely impact the manufacturing or supply of VANTAS (including the failure of any batch of Finished Product to meet the VANTAS Specifications, whether or not Valera deems such failure likely to impact such supply).

6.5 Safety Contacts. All safety related reports and correspondence shall be addressed to: Cynthia Abell, Valera Pharmaceuticals, Inc. (fax number 609-235-3245; telephone number 609-235-3213), or such other safety representative as may be designated by Valera.

6.6 Safety Meetings. A representative of Indevus shall be entitled to attend in person or by telephone conference, and to receive on a timely basis any written minutes of, any internal safety review meetings held by Valera relating to a Product. Valera shall provide Indevus with reasonable advance notice of the date, time and location of such meetings. Such information shall be confidential.

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6.7 Medical Inquiries. Valera and its Third Party contractors shall be responsible for responding to medical questions or inquiries from members of the medical and paramedical professions and consumers regarding the VANTAS, including the distribution of standard medical information letters (provided a form of such letter has been approved by the appropriate regulatory personnel) resulting from the activities of the sales forces except as otherwise specifically agreed to between the Parties. During the Term, Indevus shall promptly communicate to Valera all comments, requests and inquiries of the medical profession or any other Third Parties for information relating to the VANTAS, including prescription, Sampling, and safety information, within the Territory, of which it becomes aware. During the Term, upon the reasonable request of Valera, Indevus shall provide reasonable cooperation to Valera to the extent deemed necessary to respond to such communications and Valera shall provide copies of the responses given, in accordance with the laws, regulations and policies of the FDA, to Indevus. Valera shall formulate responses to such inquiries, including the content of any Frequently Asked Questions. If appropriate, Valera shall establish a centralized database to document and track medical inquiries.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 General Representations. Each Party hereby represents and warrants to the other Party as follows:

(a) Such Party is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement;

(b) The execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws; or (ii) conflict with or constitute a default under any other agreement to which such Party is a party;

(c) This Agreement has been duly executed and is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law; and

(d) Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement, and to otherwise perform such Party’s obligations under this Agreement.

7.2 Additional Valera Representations and Warranties. Valera represents and warrants to Indevus that:

(a) the Promotional Materials are not false or misleading in any material respect, and are substantially in compliance with the Act and all rules and regulations of the FDA;

(b) Valera has no reason to believe that any of the Valera Patents are, or are likely to be held, invalid or unenforceable; and the Valera Patents are in full force and not subject to any pending or threatened re-examination, opposition, interference or litigation proceedings;

(c) Valera is the sole and exclusive owner of or controls and has the exclusive right to use in the Territory the Valera Patents and the VANTAS Trademark, and the Valera Patents and the VANTAS Trademark are not subject to any encumbrance, lien or claim of ownership by any Third Party; Valera has not granted to any Third Party any license, or other rights to use the Valera Patents or the VANTAS Trademark in the Territory or to import, manufacture, distribute, use, sell or offer to sell any of the Products, which are inconsistent or in conflict with the rights granted to Indevus hereunder; at no time during the Term shall Valera assign, transfer, encumber or grant rights in or with respect to the Valera Patents or the VANTAS Trademark inconsistent with the rights granted to Indevus under this Agreement;

(d) the manufacture, authorized use, importation and/or sale of any Product in the Territory does not infringe or misappropriate any United States patents or other intellectual property right of any Third Party;

(e) the data and information provided to Indevus prior to the Effective Date relating to (i) pre-clinical and clinical study results and protocols related to the Products; (ii) any communications to and from any Regulatory Authority with respect to the Products, including any regulatory submissions and filings, correspondence with, and minutes of meetings and telephone conferences with Regulatory Authorities; and (iii) Adverse Experiences and other IND safety reports with respect to any of the Products, has been accurate and complete in all material respects and Valera has made no material misrepresentation or material omission in connection with such data and information. No information has come to the attention of Valera as would render the IND or NDA for any Product untrue, incomplete or inaccurate in any material respect;

(f) all Finished Product manufactured and supplied by or on behalf of Valera during the Term, (i) has been and will be manufactured in accordance with and will conform to the VANTAS Specifications, cGMPs, other applicable FDA and other regulatory standards and such quality assurance and quality control practices as are standard in the pharmaceutical manufacturing industry; and

(g) Valera is the owner of the registration of the mark VANTAS and no claim or demand has been asserted in writing against Valera as of the Effective Date alleging trademark infringement resulting from the use and/or registration of the VANTAS Trademark.

7.3 DISCLAIMER. EXCEPT AS PROVIDED ELSEWHERE IN THIS SECTION 7, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, WHETHER EXPRESS OR IMPLIED, STATUTORY, OR BY OPERATION

OF LAW OR OTHERWISE, AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND SUITABILITY OF THE PRODUCT AND/OR THE COPROMOTION SERVICES TO BE PROVIDED HEREUNDER.

ARTICLE 8

TRADEMARK MATTERS

8.1 General. It is the intent of the Parties to use the VANTAS Trademark and, solely on the terms and conditions set forth in Section 4.4, the Indevus Trademark, on and in connection with the marketing, sale, advertising and/or Promotion of VANTAS in the Territory during the Term. Each of the Parties consents to the use of its respective trademark by the other Party and its Affiliates in connection with the performance of such Party’s obligations pursuant to this Agreement.

8.2 Maintenance. Each Party shall maintain all registrations of its respective trademark in the Territory. If necessary to permit the other Party to use its trademark in connection with the performance of such other Party’s obligations pursuant to this Agreement, a Party shall make application to register the other Party as a permitted user or registered user of its trademark.

8.3 Enforcement. During the Term, each Party shall promptly notify the other of any actual, alleged or threatened infringement of such Party’s trademark or of any unfair trade practices, passing off of counterfeit goods, or similar offenses of which it becomes aware. Each Party reserves the right to determine, in its sole discretion, whether to and to what extent to institute, prosecute or defend any actions or proceedings involving or affecting any rights relating to such Party’s trademark in the Territory. Upon a Party’s reasonable request, the other Party shall cooperate with and assist such Party in its enforcement efforts with respect to its trademark. The Party to whom the trademark belongs shall be responsible for all costs and expenses incurred by either Party at the first Party’s request in connection with any such action defending its trademark, and, following each Party’s recovery of its respective costs and expenses, the Parties will share all money damages, if any, recovered in connection with such action in proportion to the amount of damage actually suffered by such Party.

ARTICLE 9

CONFIDENTIALITY AND PUBLICITY

9.1 Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the Agreement Term and for a period of [*] thereafter. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

(a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

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(b) is or becomes properly in the public domain or knowledge without breach by either Party;

(c) is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d) is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by research and development records.

9.2 Permitted Disclosure of Proprietary Information. Notwithstanding Section 9.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

(a) upon prior written approval of the other Party to governmental or other regulatory agencies in order to obtain patents pursuant to this Agreement, or to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations and in accordance with the terms of this Agreement or as otherwise requested by the FDA;

(b) by either Party to its agents, consultants or Affiliates for the Promotion of Product or to otherwise enable such Party to fulfill its obligations and responsibilities under this Agreement, on the condition that such Third Parties and its Affiliates agree to be bound by confidentiality obligations at least as restrictive as those in this Agreement; or

(c) if required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations.

9.3 Disclosure of Agreement. Without limiting any of the foregoing, it is understood that the Parties or their Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the SEC, other governmental authority or securities exchange, may file this Agreement as an exhibit to any filing with the SEC, other governmental authority or securities exchange, and may distribute any such filing in the ordinary course of its business; provided, however, that each Party shall be given the opportunity to review the redacted version (if any) of this Agreement prior to filing.

9.4 Other Public Statements. Except as set forth in this Agreement or as required by law, including federal and state securities laws or the rules or regulations of any stock exchange or quotation service on which the disclosing Party’s securities are listed or traded, neither Party shall make any press release or other public announcement or other disclosure to a Third Party concerning the existence of or terms of this Agreement or the subject matter hereof without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Each Party agrees to provide to the other Party a copy of any public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release. Each Party shall have the right to expeditiously (but in any event within forty-eight (48) hours of receipt) review and recommend changes to any press release or announcement regarding this Agreement or the subject matter of this Agreement; provided, however, that such right of review and recommendation shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material developments relating to Product since the date of the previous disclosure.

ARTICLE 10

ORDERS AND SUPPLY

10.1 Orders and Terms of Sale. Valera shall have the sole right to (i) receive, accept and fill orders for VANTAS; (ii) reject orders for VANTAS based on a negative credit assessment for a prospective customer (as determined in Valera’s sole and absolute discretion); (iii) control invoicing, order processing and collection of accounts receivable for sales of VANTAS; and (iv) book all Net Sales and record sales of VANTAS in its books of account.

10.2 Misdirected Orders. Except in the event specifically authorized in writing to do so by Valera, (i) Indevus will not accept or fill purchase orders for VANTAS and will not process billing or returns with respect to VANTAS (and in any event Indevus shall have no obligation to do so); and (ii) at no time shall Indevus have any power or authority to accept or reject orders on behalf of Valera. If, for any reason, Indevus receives orders for VANTAS, Indevus shall forward such orders to Valera immediately for acceptance or rejection.

10.3 Product Returns. If any quantities of VANTAS are returned to Indevus, Indevus shall notify Valera in writing within two (2) Business Days and promptly ship them to the facility designated by Valera, with any shipping or other associated out-of-pocket costs to be paid by Valera only if Indevus’ returns the Product in accordance with Valera’s official return policy, a copy of which is attached hereto as Schedule 10.3.

10.4 Supply Obligations. Subject to the terms and conditions of this Agreement, Valera shall supply or cause to be supplied all requirements of Finished Product for use in the Territory during the Term. Valera shall ensure that there are sufficient supplies of Finished Product to meet the Forecast requirements at all times during the Term and shall distribute Finished Product in the Territory such that no material shortages of Finished Product occur during the Term. Valera shall promptly, but in no event later than five (5) Business Days after becoming aware thereof, inform Indevus in writing of any material shortages that occur during the Term and of the steps that Valera is taking to correct any such situation.

10.5 Conformity; Specifications; Quality Control. All Finished Product manufactured, supplied, distributed and sold by or on behalf of Valera shall (i) be manufactured, packaged and labeled in accordance with cGMPs and with applicable laws; (ii) not be adulterated or misbranded; and (iii) meet and comply with VANTAS Specifications contained in the NDA for VANTAS. Valera shall conduct, or cause to be conducted, quality control testing of VANTAS, in accordance with such specifications, prior to shipment and prepare and retain records pertaining to such testing in accordance with the NDA, applicable laws and Valera’s internal standard operating procedures.

ARTICLE 11

INDEMNIFICATION AND INSURANCE

11.1 Indemnification by Valera. Valera will indemnify, defend and hold harmless Indevus and its Affiliates, employees, officers and directors and its successors and assigns (each, an “Indevus Indemnified Party”) from and against any Claims and Losses, in each case that an Indevus Indemnified Party may incur, suffer or be required to pay, arising out of or attributable to (i) the manufacture, use, sale or Promotion of any Product by Valera; (ii) Valera’s negligence, gross negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; (iii) a material breach by Valera of any of its representations or warranties under this Agreement; (iv) any failure by Valera to Promote VANTAS substantially in accordance with the FDA-approved labeling, the Promotional Materials and the contractual provisions provided by Valera for distribution to customers, and all applicable laws, rules and regulations; (v) the content or legal sufficiency of the NDA for any Product or the Promotional Materials relating to any Product; or (vi) the manufacture, of any Product, and/or the Promotion, authorized use, importation, offer for sale, or sale by Valera, Indevus or any of their respective Affiliates in the Territory of Product that is determined by a court of proper jurisdiction to infringe upon any Third Party United States patent rights, copyrights or trademarks; provided, however, that Valera shall not be obligated under this Section 11.1, to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Claim that the Claim arose out of (A) a material breach by Indevus of any of its obligations, representations, warranties or covenants under this Agreement; (B) negligence, gross negligence, recklessness or willful misconduct on the part of any Indevus Indemnified Party; or (C) misuse of the Product not attributable to Valera.

11.2 Indemnification by Indevus. Indevus will indemnify, defend and hold harmless Valera and its Affiliates, employees, officers and directors, and its successors and assigns, (each, a “Valera Indemnified Party”) from and against any Claims or Losses, in each case that a Valera Indemnified Party may incur, suffer or be required to pay arising out of or attributable to (i) the Promotion of any Product by Indevus; (ii) Indevus’ negligence, gross negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; (iii) a material breach by Indevus of any of its representations or warranties under this Agreement; or (iv) any failure by Indevus to Promote VANTAS substantially in accordance with the FDA-approved labeling, the Promotional Materials and the contractual provisions provided by Valera for distribution to customers, and all applicable laws, rules and regulations; provided, however, that Indevus shall not be obligated under this Section 11.2, to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Claim that the Claim arose out of (A) a failure to warn, or a product design or manufacturing defect attributable to Valera (regardless of legal theory, including, without limitation, product liability, strict liability and negligence); (B) a material breach by Valera of any of its obligations, representations, warranties or covenants under this Agreement; (C) negligence, gross negligence, recklessness or willful misconduct on the part of any Valera Indemnified Party; or (D) misuse of the Product not attributable to Indevus.

11.3 Indemnification Procedure. Each Party shall promptly notify the other Party in writing of any Claim. Concurrent with the provision of notice pursuant to this section, the Indemnified Party shall provide to the other Party copies of any complaint, summons, praecipe, subpoena or other court filings or correspondence related to such Claim and will give such other information with respect thereto as the other Party shall reasonably request. The Indemnifying Party and Indemnified Party shall meet to discuss how to respond to such Claim. Failure to provide prompt notice shall not relieve any Party of the duty to defend or indemnify unless such failure prejudices the defense of any matter. Each Party agrees that it will take reasonable steps to minimize the burdens of the litigation on witnesses and on the ongoing business of the Indemnified Parties including, without limitation, making reasonable accommodations to witnesses’ schedules when possible and seeking appropriate protective orders limiting the duration and/or location of depositions.

11.4 Defense of Claims. Each Party shall undertake the defense of the Claims for which it has obligated itself to defend in this Section 11 (provided that if the obligated Party declines or fails to assume such role thirty (30) days after receiving written notice of such Claim, then the other Party shall be entitled to assume such role at the obligated Party’s expense). The other Party shall have the right to participate in the defense of any such Claim utilizing attorneys of its choice, at its own expense. The other Party shall have a reasonable opportunity to participate in decision-making with respect to the strategy of such defense, and the Parties shall reasonably cooperate with each other in connection with the implementation thereof. Each Party shall keep any counsel selected by the other Party reasonably informed of the status and progress of the defense and shall consult with any counsel selected by the other Party on all material aspects of the defense, including, without limitation, settlement, of such Claim.

11.5 Settlement of Indemnified Claims. The indemnifying party under Section 11.1 or 11.2, as applicable, shall have the sole authority to settle any indemnified Claim without the consent of the other Party, provided, however, that an indemnifying party shall not, without the written consent of the other Party, as part of any settlement or compromise (i) admit to liability on the part of the other Party or an Indemnified Party; (ii) agree to an injunction against the other Party or an Indemnified Party; or (iii) settle any matter in a manner that separately apportions fault to the other Party or to an Indemnified Party. The Parties further agree that as part of the settlement of any Indemnified Claim, an indemnifying party shall obtain a full, complete and unconditional release from the claimant on behalf of the Indemnified Parties.

11.6 Insurance. Each Party shall maintain, commencing as of the Detail Commencement Date and for a period of [*] after any expiration of termination of this Agreement, a Commercial General Liability Insurance policy or policies (including coverage for Product Liability, Contractual Liability, Bodily Injury, Property Damage and Personal Injury), with minimum limits of [*] per occurrence and in the aggregate. Upon request each Party shall provide Certificates of Insurance to the other Party evidencing the coverage specified herein. Except as expressly stated herein, a Party’s liability to the other is in no way limited to the extent of the Party’s insurance coverage.

11.7 Limitation of Liability. With respect to any claim by one Party against the other arising out of the performance or failure of performance of the other Party under this Agreement, the Parties expressly agree that the liability of such Party to the other Party for such breach will

[*]	CONFIDENTIAL TREATMENT REQUESTED

be limited under this Agreement or otherwise at law or equity to direct damages only, and in no event will a Party be liable to the other Party or any Third Party for indirect, incidental, punitive, exemplary, special or consequential damages including, without limitation, lost profits, lost data or regulatory fees or penalties.

ARTICLE 12

TERM AND TERMINATION

12.1 Term and Expiration. This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 12.2, shall extend for a period expiring on December 31, 2008 (the “Term”), provided that the Term may be extended upon mutual agreement by the Parties.

12.2 Early Termination.

(a) Either Party may terminate this Agreement prior to expiration of the Term in the event that the other Party (as used in this subsection, the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its obligations hereunder, and has not cured such breach within [*] (after notice requesting cure of the breach), provided, however, that if a breach other than a non-payment is not capable of being cured within [*] of such written notice, the Agreement may not be terminated sooner than [*] of such written notice so long as the breaching Party commences and is taking commercially reasonable actions to cure such breach as promptly as practicable. The right of either Indevus or Valera to terminate this Agreement as provided in this Section 12.2 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous breach or default.

(b) Either Party may terminate this Agreement upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within [*] after the filing thereof.

(c) Indevus may terminate this Agreement on [*] written notice to Valera if (i) Valera discontinues commercial sale of VANTAS for a period of [*] or more, and subsequently fails to resume sales of VANTAS within [*] of having been notified in writing of such failure by Indevus; or (ii) fails to provide sufficient quantities of Finished Product as per Forecasts for a period of [*] or more at any time during the Term.

(d) Either Party may terminate this Agreement on [*] written notice to the other Party in the event of a complete withdrawal of VANTAS from the Territory.

(e)Either Party may terminate this Agreement by providing written notice of such election to the other Party, if Valera enters into an agreement with a Third Party with respect to the transfer or sale of its business or all or substantially all of its assets or in the event of a merger, consolidation, or similar corporate transaction; provided, however, that (i) the effective date of such termination shall be the earlier of (A) [*] after receipt by the other party of such written notice, or (B) the date of the closing of such transaction; and (ii) if Valera elects to terminate this Agreement pursuant to this Section 12.2(e) it shall, upon the effective date of such termination, pay Indevus a cash fee at the closing of such transaction aggregating [*].

[*]	CONFIDENTIAL TREATMENT REQUESTED

12.3 Effect of Expiration or Termination.

(a) Expiration or termination of this Agreement shall not relieve either Party of any obligation accruing prior to such expiration or termination, including, without limitation, the obligation to satisfy the terms of all purchase orders submitted prior to such expiration or termination and the obligation to satisfy all accrued payment obligations arising under Section 5 hereof. In addition, the Parties shall have the following obligations upon the expiration or termination of this Agreement: (i) Indevus shall promptly return to Valera any and all Promotional Materials and product not delivered to customers; and (ii) each Party shall (and shall cause its respective agents, employees and subcontractors to) return or destroy, as the owner may direct, any and all documentation in any medium that contains, refers to, or relates to the other Party’s Proprietary Information.

(b) In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article 9 and Article 11 shall survive the expiration or termination of this Agreement and shall continue in effect for [*] from the date of expiration or termination. In addition, any other provisions required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

ARTICLE 13

MISCELLANEOUS

13.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from fire, flood, earthquake, explosion, storm, blockage, embargo, war, acts of war (whether war be declared or not), terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, failure of public utilities or common carriers, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable, but in no event later than five (5) days after the commencement of the Force Majeure circumstances. Either Party may terminate upon thirty (30) days written notice if a Force Majeure event continues beyond sixty (60) days.

13.2 Assignment. The Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, either Party may, subject to the terms and conditions of this Agreement, assign this Agreement to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets or in the event of a merger, consolidation, change in control or similar corporate transaction, without such

[*]	CONFIDENTIAL TREATMENT REQUESTED

consent. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any permitted assignee shall assume in writing all obligations of its assignor under this Agreement. Any assignment not in accordance with this Agreement shall be void.

13.3 Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. In such event, the Parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

13.4 Notices. Notices and communications (including but not limited to notices of termination, force majeure, material breach, change of address, or any other notices required by this Agreement) shall be in writing and shall be deemed to have been given when delivered in person, or sent by overnight courier service (e.g., FedEx), postage prepaid, or by facsimile confirmed by prepaid registered or certified air mail letter or by overnight express mail (e.g., FedEx), or sent by prepaid certified or registered air mail, return receipt requested, to the following addresses of the parties (or to such other address or addresses as may be specified from time to time in a written notice), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties:

if to Indevus to:

INDEVUS PHARMACEUTICALS, INC.

33 Hayden Avenue

Lexington, MA 02421

Attention: Chief Executive Officer

Fax No.: 781.862.3859

if to Valera to:

VALERA PHARMACEUTICALS , INC.

7 Clarke Drive

Cranbury NJ 08512

Attention: President and Chief Executive Officer

Fax No.: 609.409.1650

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third Business Day following the date of mailing if sent by registered or certified mail.

13.5 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in all material respects or otherwise are breached. Accordingly, and notwithstanding anything herein to the contrary, each of the Parties agree that the other Party shall be entitled to seek injunctive relief to prevent breaches of the provisions of this Agreement, and/or to enforce specifically this Agreement and the terms and provisions hereof, in any action instituted in any court or tribunal having jurisdiction over the Parties and the matter, without posting any bond or other security, and that such injunctive relief shall be in addition to any other remedies to which such Party may be entitled, at law or in equity.

13.6 Applicable Law and Dispute Resolution. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of laws provisions thereof. The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (a “Dispute”) by conducting good faith negotiations. Any Disputes which cannot be resolved by good faith negotiation within thirty (30) Business Days, shall be referred, by written notice from either Party to the other, to the Chief Executive Officer of each Party. Such Chief Executive Officers shall negotiate in good faith to achieve a resolution of the Dispute referred to them within thirty (30) Business Days after such notice is received by the Party to whom the notice was sent. If the Chief Executive Officers are unable to settle the Dispute between them within thirty (30) Business Days, they shall so report to the Parties in writing. The Dispute shall then be referred to arbitration as set forth in the following paragraph.

The Parties shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall continue to make good faith efforts to amicably resolve the dispute without arbitration. If the Parties have not reached a settlement during that period the arbitration proceedings shall go forward and the Dispute shall be settled by final and binding arbitration in accordance with the then existing Comprehensive Rules and Procedures of Judicial Arbitration and Mediation Services (JAMS), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over the party against which the award is entered. The arbitration shall be conducted in New York. The parties hereto agree that the service of any notice in the course of such arbitration at the respective addresses as provided for in Section 13.4 shall be valid and binding. Any such arbitration proceeding shall be heard before a panel of three (3) arbitrators with experience in the pharmaceutical industry, one (1) to be designated by each party, and a third to be agreed upon by the other two (2); provided, however, that if the two party-appointed arbitrators are unable to agree on a third arbitrator within thirty (30) days after the second arbitrator is appointed, the third arbitrator shall be selected by JAMS. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Each Party shall bear its own costs and expenses incurred in connection with any arbitration proceeding and the Parties shall equally share the cost of the arbitration levied by JAMS.

13.7 Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire understanding of the Parties with respect to the subject matter. All express or implied agreements and understandings, either oral or written, heretofore made, including any offering letters or term sheets, are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

13.8 Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

13.9 Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

13.10 Headings; References. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof. Any reference in this Agreement to an Article, Exhibit, Schedule or Section shall, unless otherwise specifically provided, be to an Article, Exhibit, Schedule or Section of this Agreement.

13.11 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.12 No Third Party Beneficiaries. Except as specifically set forth herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including without limitation any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Glenn L. Cooper, M.D.
Name: Title:	Glenn L. Cooper, M.D. Chairman and Chief Executive Officer
VALERA PHARMACEUTICALS, INC.

By:	/s/ David S. Tierney, M.D.
Name: Title:	David S. Tierney, M.D. Chief Executive Officer

SCHEDULES

SCHEDULE 1.23

MINIMUM INCREMENTAL UNITS

Half Year ending June 30, 2007	[*]
Half Year ending December 31, 2007	[*]
Half Year ending June 30, 2008	[*]
Half Year ending December 31, 2008	[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.42

SPECIALTY PHARMACY ACCOUNTS

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.1

INITIAL COMMITTEE MEMBERS

Indevus designees:

[*]

Valera designees:

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 10.3

PRODUCT RETURN POLICY

Damaged Goods:

All products lost or damaged in transit will be credited for the full invoice cost. Damaged goods must be noted on carrier’s delivery document, and notification must be made within 10 days after receipt of shipment. All damaged goods must be returned to Valera Pharmaceuticals, Inc. for proper disposal and so that a credit may be issued.

Outdated Goods:

Outdated products can be returned for credit or exchange no later than 30 days after expiry. All goods must be returned for proper disposal before a credit will be issued.

All returns must be authorized by a representative of Valera Pharmaceuticals, Inc.